Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Technology Research Corporation

We consent to the use of our report dated May 9, 2005, with respect to the consolidated balance sheets of Technology Research Corporation and subsidiary as of March 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and cash flow for each of the years in the three-year period ended March 31, 2005, incorporated here in by reference.

                                          KPMG LLP

February 21, 2006
Tampa, Florida
Certified Public Accountants

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